EXHIBIT 99.1




                           [AMERICAN EAGLE LOGO]


                               NEWS RELEASE


                   AMERICAN EAGLE GROUP, INC. ANNOUNCES
     SALE OF ITS AVIATION OPERATIONS TO AMERICAN FINANCIAL GROUP, INC.

Dallas, Texas; Friday, April 11, 1997 -- American Eagle Group, Inc. (NYSE:FLI) announced that its insurance subsidiary, American Eagle Insurance Company (AEIC), has agreed to sell its general aviation insurance business to American Financial Group, Inc. (AFG) in exchange for (i) 30% of the estimated $30 million of unearned premiums to be transferred to AFG;
(ii)  the  book  value  of  all furniture, fixtures  and  equipment  to  be transferred to AFG; (iii) all funds collected by AFG with respect to agents' balances relating to the general aviation insurance business and which are in excess of 90 days old as of the closing of the transaction;
(iv) commissions of 4%, 2% and 1% of the direct written premiums on renewal policies relating to the general aviation insurance business during the first, second and third years, respectively, following the closing of the transaction; (v) the assumption of certain liabilities including all liabilities relating to general aviation policies issued by American Eagle since 1993; and (vi) the transfer to AEIC of the Series D Preferred Stock issued by the Company to AFG in December 1996. As a result of the transaction, AFG's ownership in the Company will be reduced from 6,932,667 shares of the outstanding common stock (calculated on a fully converted basis) to 116,000 shares.

AFG is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products. AFG's insurance group has in excess of $1.5 billion in policyholders' surplus. AFG's affiliate, Great American Insurance Company (Great American) A.M. Best rated "A," and AEIC have entered into a Reinsurance Agreement, pursuant to which Great American will reinsure all aviation policies in force as of March 31, 1997 and all aviation policies written or renewed by AEIC after March 31, 1997. In addition, Great American will make available A.M. Best "A" rated paper for all of American Eagle's general aviation product lines in the near future. Additional regulatory filings to provide this coverage are in progress.

On March 25, 1997, A.M. Best downgraded AEIC from "B" to "D" after the Company's announcement on March 22, 1997, of its results for the year ended December 31, 1996, primarily attributable to the Company's previously discontinued property and casualty operations. Such downgrading adversely affected the acceptability in the marketplace of American Eagle's products, even when assumption of liability endorsements of Best "A" rated carriers were attached. The downgrade and financial condition of AEIC also adversely affected the Company's ability to implement the previously announced strategy of making "A" rated paper available for its general aviation product lines through its reinsurers. The Company's financial advisor, Credit Suisse First Boston, was engaged to review and develop capital and strategic alternatives to maximize shareholder value, including a sale of the Company or assets of the Company, a rights offering to stockholders, a sale of securities, and other alternatives to increase underwriting capacity. The Company did not receive any proposal for the acquisition of the entire Company, and the only other proposal received by the Company, which was not as favorable as the AFG proposal, was also for the purchase of the general aviation insurance business. In light of the adverse operating results for 1996 and the related downgrading in rating by A.M. Best and resulting lack of access to "A" rated paper, the Board of Directors of the Company concluded that the sale of the general aviation insurance business was in the best interest of the Company's stockholders.

Subsequent to closing the transaction, AEIC will no longer issue insurance policies but, instead, will be in runoff. Management of the Company will focus on managing the claims under existing policies and the investment portfolio, attempting to create residual value for the Company's stockholders after satisfaction of AEIC's liabilities. It is not currently possible to determine how much residual value, if any, will inure to the Company's stockholders.

The Company, AEIC and AFG all have secured Board of Director's approval to proceed with the transaction. The transaction will require approval by the Company's stockholders, although stockholders owning a majority of the Company's voting stock have agreed to vote in favor of the transaction. The transaction is also subject to regulatory approval and other customary conditions.

The common stock of American Eagle Group, Inc. trades on the New York Stock Exchange under the symbol "FLI".

American Eagle Group is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty coverages in the general aviation and private yacht markets.


Contacts:

M. Philip Guthrie                     Richard M. Kurz
Chairman, CEO                         Sr. Vice President, CFO
American Eagle Group, Inc.            American Eagle Group, Inc.
12801 N. Central Expressway, #800     12801 N. Central Expressway, #800
Dallas, TX  75243                     Dallas, TX  75243
(972) 448-1460                        (972) 448-1477